Andrew Corporation 10500 West 153rd Street, Orland Park, IL USA 60462 Tel: 708-349-3300 www.andrew.com
ANDREW ADDRESSES SEC REVIEW PROCESS
ORLAND PARK, IL, December 15, 2005—Andrew Corporation has revised its financial statements for the 2003 and 2004 fiscal years and for the first three quarters of fiscal 2005 in response to the three issues raised during a periodic Securities and Exchange Commission review which were previously disclosed in the company’s last quarterly earnings announcement on October 27, 2005.
Two of the three issues—the timing of a $19.8 million product recall charge in 2005 and a change in the company’s segment reporting—have no impact on the company’s full year net income, earnings per share, or financial position as previously reported. The third issue relates to the timing of revenue recognized on a customer contract for the sale of geolocation products, which Andrew acquired from Allen Telecom in July 2003. The aggregate impact on revenue over the period July 2003 through September 2005 was a reduction of $12.5 million, with a decrease in earnings of $0.01 per share in fiscal 2003 and $0.02 per share in fiscal 2004. In addition, the company has recorded an increase of $0.01 per share in fiscal 2005, relative to the earnings originally reported on October 27, 2005.
Complete details and restated financial results for all affected periods are contained in Andrew’s Form 10-K for the fiscal year ended September 30, 2005, filed with the SEC yesterday, and is available at www.andrew.com.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 349-5166 or publicrelations@andrew.com
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 873-8515

Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.
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